Exhibit 10.1
ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is made and entered into as of the 26th day of January, 2007, by and between Competitive Technologies, Inc., a Delaware corporation having an address of 777 Commerce Drive, Suite 100, Fairfield, Connecticut (“CTT”); John Nano, of Stamford, Connecticut (“Nano”); and Commerce Bank, N.A., a national banking association having an address of 121 South Broad Street, Philadelphia, PA 19107, as escrow agent (the "Escrow Agent").

RECITALS

A. Nano and CTT are parties to that certain civil action pending in United States District Court, District of Connecticut (the “Court”), under title and docket number of Nano v. Competitive Technologies, Inc., Case No. 3:06-CV-00817 (CFD) (the “Litigation”).

B. On January 24, 2007, Nano and CTT agreed, and upon their agreement the Court (Smith, Mag. J.) ordered, that by the close of business on January 26, 2007, CTT shall cause a bond in the amount of $2.5 million to be posted by a reputable insurance company to serve as security in the Litigation.

C. On January 24 and 25, 2007, CTT was advised by several insurance companies that such a bond cannot be posted within the time provided in the order.

D. In lieu of a bond, CTT and Nano have agreed to execute and deliver this Agreement whereby CTT shall deliver to the Escrow Agent cash in the amount $2.5 million to be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement.

AGREEMENT

In consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

1.  Appointment and Agreement of the Escrow Agent. Nano and CTT hereby appoint Commerce Bank, N.A. as escrow agent and Commerce Bank, N.A. hereby agrees to perform the duties of escrow agent under this Agreement. The Escrow Agent acknowledges that it has been furnished with a copy of this Agreement.

2.  Deposit of Escrowed Amount; Setoff; Interest. CTT has delivered to the Escrow Agent in immediately available funds an amount of TWO MILLION FIVE HUNDRED THOUSAND and 00/100 DOLLARS ($2,500,000.00) (such amount, together with interest thereon, the “Escrowed Amount”) to be held by the Escrow Agent in escrow in an interest-bearing account pursuant to the terms and conditions of this Agreement. All interest earned in the account established hereunder shall be payable to CTT. The Escrow Agent is hereby directed to invest the entire deposit in the Goldman Sachs Institutional Liquid Asset Treasury Obligations Money Market Fund.

3.  Purpose of the Escrow. This Agreement has been executed and delivered for the purpose of securing the respective rights of Nano, on the one hand, and CTT, on the other hand, regarding the Escrowed Amount.

4.      Distribution of the Escrowed Amount.  The Escrow Agent shall hold the Escrowed Amount and shall not distribute it, or any portion thereof, unless and until one of the following occurs:

(a)     Receipt of any joint written instructions delivered to the Escrow Agent and executed by (i) Nano, (ii) an authorized representative of CTT, and (iii) their   respective counsel of record in the Litigation; or

(b)     Receipt of any final, non-appealable order of the Court in the Litigation.

In no event shall the amount distributed to Nano hereunder exceed the sum of $2,500,000.00.

5. Concerning the Escrow Agent.

(a) Limited Duties. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement. The Escrow Agent shall incur no liability whatsoever to any other party hereunder, except for its own fraud, gross negligence or willful misconduct in its capacity as escrow agent.

(b) Reliance on Instructions and Orders. The Escrow Agent may reasonably rely and shall be protected in acting or refraining from acting upon any joint written instruction or Court order furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c) Action in Good Faith. The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(d) Resignation. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice of such resignation to Nano and CTT specifying a date upon which such resignation shall take effect, whereupon a successor escrow agent shall be appointed by Nano and CTT. The Escrow Agent shall be entitled to deliver the Escrowed Amount in escrow to any successor escrow agent so appointed or to the Court.

(e) Indemnification. Except with respect to claims based upon the Escrow Agent’s willful misconduct, gross negligence or fraud, CTT will indemnify and hold harmless the Escrow Agent from any claims made against the Escrow Agent by Nano arising out of or relating to this Agreement. CTT will indemnify and hold the Escrow Agent harmless from any claim made by any third party arising out of or relating to this Agreement, such indemnification to include all costs and expenses incurred by the Escrow Agent, including reasonable attorneys’ fees.

(f) No Consequential Damages. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(g) Compensation. CTT shall pay the Escrow Agent an acceptance fee of $1,000.00 and an administrative fee of $3,500.00 upon the closing of this Agreement. Any additional compensation or charges payable to the Escrow Agent for the services to be rendered by the Escrow Agent hereunder, if any, shall be paid by CTT.

(h) Deposit into Court Registry. In the event that any third party makes any claim or commences litigation arising out of or relating to this Agreement or the distribution of the Escrowed Amount, Nano and CTT promptly shall submit written instructions to the Escrow Agent (pursuant to Section 4(a), above) to deposit the Escrowed Amount into the Registry of the Court.

6. Term of Agreement/Survival.The term of this Agreement shall be for the period beginning as of the date first above written and ending as of the date on which all of the Escrowed Amount has been distributed by the Escrow Agent pursuant to Section 4 hereof. The provisions of Section 5(e) shall survive the term and termination of this Agreement.

7. Tax Identification Number, Allocation of Interest. Each party hereto, except the Escrow Agent, has listed his or its Tax Identification Number (TIN) as assigned by the Internal Revenue Service in Section 8, below. Interest shall be allocated to and reported by CTT in accordance with the provisions of Section 2, above.

8. Notices.All notices, consents and other communications under this Agreement shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or delivered to a recognized overnight courier service (such as Federal Express) with shipping charges prepaid, addressed as follows:

If to Nano, to:
John Nano
30 Stone Fence Lane
Stamford, CT 06903

With a copy to:
Ethan Levin-Epstein, Esq.
Garrison, Levin-Epstein, Chimes & Richardson, P.C.
405 Orange Street
New Haven, CT 06511

If to CTT, to:
Competitive Technologies, Inc.
777 Commerce Drive, Suite 100
Fairfield, CT 06825
TIN: 36-2664428

With a copy to:
Douglas J. Varga, Esq.
Zeldes, Needle & Cooper, P.C.
1000 Lafayette Boulevard
P.O. Box 1740
Bridgeport, CT 06601-1740

If to the Escrow Agent, to:
Commerce Bank, N.A.
Corporate Trust Services
121 South Broad Street
Philadelphia, PA 19107
Attn: Stephen R. Schaaf

or such other persons or such other addresses as may be designated in writing by the parties, by a notice given as aforesaid. All notices shall be deemed given when received or upon refusal of receipt.

9. Miscellaneous.

(a) Applicable Law. This Agreement will be governed by the laws of the State of Connecticut without regard to any conflict of laws principles and as applicable to contracts to be entered into and performed entirely within the State of Connecticut.

(b) Headings. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

(c) Entire Agreement, Amendments. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto. No amendment, modification or rescission of this Agreement will be effective unless set forth in a writing signed by Nano, and duly authorized officers of CTT and the Escrow Agent.

(d) Binding Nature. This Agreement will be binding upon, and inure to the benefit of, the personal representatives, executors, administrators, heirs, successors, legal guardians and permitted assigns of the parties hereto, and any personal representatives, executors, administrators, heirs, successors, legal guardians or permitted assigns of such party. This Agreement may not be assigned by any party without the written consent of the other parties hereto.

(e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties. Each such original or facsimile copy of this Agreement signed in counterpart by any of the Parties shall be deemed to be an original for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

COMPETITIVE TECHNOLOGIES, INC.

BY:	/s/ Michael D. Davidson
Michael D. Davidson Senior Vice-President and Chief Financial Officer

/s/ John Nano
JOHN NANO

COMMERCE BANK, N.A.

BY:	/s/ Stephen R. Schaaf
Stephen R. Schaaf Vice President